UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 12, 2008

NORTHEAST UTILITIES

(Exact name of registrant as specified in its charter)

Massachusetts	001-5324	04-2147929
(State or other jurisdiction of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Federal Street, Building 111-4 Springfield, Massachusetts	01105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 665-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On February 12, 2008, the Compensation Committee (the “Committee”) of the Board of Trustees of Northeast Utilities (the “Company”) approved the 2008 Annual Incentive Program and the 2008 – 2010 Long-Term Incentive Program, each under the Northeast Utilities Incentive Plan.  The named executive officers of the Company to be identified in the proxy statement for the Company’s 2008 annual meeting of shareholders (the “NEOs”) are eligible to participate in these programs.

2008 Annual Incentive Program

The 2008 Annual Incentive Program provides the NEOs with an opportunity to receive incentive compensation in cash based on performance under the Company’s annual operating plans.  The 2008 Annual Incentive Program consists of a team goal for all NEOs plus individual goals with various weightings for each NEO. The 2008 team goal is to achieve an adjusted net income target consisting of net income adjusted to exclude the effect of certain nonrecurring income and expense items or events.  Individual goals for 2008 include various financial, operational, customer service, stewardship, and strategic metrics that are drivers of overall corporate performance. Actual annual incentive payments may equal up to two times target for superior Company and individual performance. No amounts have been paid under the 2008 Annual Incentive Program. Awards under the 2008 Annual Incentive Program, if any, will be paid in cash during the first quarter of 2009.

2008 – 2010 Long-Term Incentive Program

The 2008 – 2010 Long-Term Incentive Program is designed to reward demonstrated performance and leadership, motivate future superior performance, align the interests of each NEO with those of our shareholders and encourage a long-term commitment to the Company. Grants under the 2008 – 2010 Long-Term Incentive Program consist of two elements of compensation, restricted share units equivalent to one common share per unit (“RSUs”) and performance cash grants. At target, each grant consists of one-half RSUs and one-half performance cash, subject to adjustment by the Committee, reflecting the Committee’s desire to balance total shareholder return, which is measured by a combination of share performance and dividends, with the Company’s financial performance.

The RSU component helps align the interests of the NEOs and the shareholders through share performance and share ownership. RSUs are granted from a pool established based on the target RSU awards for all participants, which pool is subject to increase or decrease in the Committee’s discretion based on the Company’s financial performance during the preceding fiscal year. The actual value of RSUs granted to each NEO, measured in dollars, is based on a target adjusted to reflect the extent to which each NEO’s performance during the preceding fiscal year contributed to the Company's longer-term strategic direction and the need to motivate each NEO’s future performance. RSU grants are subsequently converted from dollars into equivalent common shares of the Company by dividing the amount of each award by the average closing price for the Company’s common shares during the last ten trading days in January in the year of grant. RSU holders are eligible to receive dividend equivalents on outstanding RSUs held by them to the same extent that dividends are declared and paid on our common shares. Dividend equivalents are accounted for as additional RSUs that accrue and are distributed simultaneously with the common shares issued upon vesting of the underlying RSUs.

RSUs will vest in three equal installments on February 25 of 2009, 2010, and 2011. Upon vesting, the Company will distribute common shares with respect to the newly-vested RSUs. Pursuant to an agreement with the Company’s CEO, the Company will defer the distribution of common shares upon the vesting of RSUs granted to him under the 2008 – 2010 program until after his departure from the Company.

Performance cash grants reward performance on corporate priorities that are also key drivers of total shareholder return performance. Performance cash grants are equal to one-half of total individual long-term incentive grants at target. The Committee will determine the actual performance cash amounts payable, if any, after the end of 2010, the final year in the program, based on the extent to which the Company achieves performance goals in four equally-weighted metrics during each year of the program. Similar to the Company’s prior long-term programs, the four metrics for the 2008 – 2010 program include cumulative adjusted net income, average adjusted return on equity, average credit rating, and relative total shareholder return as compared to a group of comparable utility companies.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHEAST UTILITIES

(Registrant)

February 19, 2008

By:

/s/ GREGORY B. BUTLER

Gregory B. Butler

Senior Vice President and General Counsel